Technical Service Agreement

Between

1. Nihon Shintatsu Co., Ltd.

a company organized and existing under the laws of Japan, with its registered office at 3-20-2, Sakura, 047-0156 Otaru-shi, Hokkaido, Japan duly represented by Mr Hideyuki Ishii as its CEO and founder.

- hereinafter referred to as the "**OWNER**" -

And

2. TUI Hotel Betriebsgesellschaft mbH

a company organized and existing under the laws of the Federal Republic of Germany, with its registered office at Karl-Wiechert-Allee 23, 30625 Hannover, Germany, duly represented by Mr. Artur Gerber and Mr. Jano Martin in their capacity as Managing Directors

- hereinafter referred to as the "**CONSULTANT**" -

Dated 3rd September 2025

PREAMBLE

1. The OWNER intends to build a hotel on a plot of land at 10-5 Sumiyoshichō, Otaru, Hokkaido 047-0015, Japan, of total surface 700 m² for which the CONSULTANT will assume operating responsibility under the terms of a management agreement. This hotel is hereinafter referred to as the "**HOTEL**", and the construction of the HOTEL as the "**PROJECT**".

2. The OWNER and the CONSULTANT herewith enter into a Technical Services Agreement (hereinafter the "**TSA**" or the "**Agreement**").

3. The HOTEL to be constructed shall be based on the standardised services and facilities profile of the CONSULTANT.

4. The OWNER shall provide a site of 700 m² for the realisation of the PROJECT.

5. The CONSULTANT shall co-operate with the architect authorised and appointed by the OWNER to provide the OWNER under the terms of the TSA with the basic technical data of the PROJECT, he shall provide consultation and advice during the implementation of the PROJECT, *inter alia* ensuring compliance with the TUI SUNEO Standards (see Schedule A), provide support in preparing the opening of the PROJECT and in introducing the PROJECT on to the market with the goal of achieving a high level of occupancy.

6. The OWNER and the CONSULTANT have also entered into a Management Agreement with a term of 10 (in words: ten years) Years (hereinafter the "**Management Agreement**"), commencing with the opening of the HOTEL under which the CONSULTANT assumes, in the name of and on behalf of the OWNER, the sole and exclusive responsibility for the management of the HOTEL. This Agreement first and only comes into force concurrent with the coming into effect of the Management Agreement referred to above.

7. This preamble is an integral and constituent part of the TSA.

ARTICLE I
PROJECT RESPONSIBILITY

The OWNER shall bear overall responsibility for the PROJECT.

ARTICLE II
SERVICES OF THE CONSULTANT

The CONSULTANT shall render the following technical services to the OWNER with respect to the PROJECT, in particular against the background of compliance with the TUI SUNEO Standards (see Schedule A):

1. General

    a. provision of details of firms of consultants (including nominated individuals where appropriate) for certain of the disciplines within the professional team for

construction of the HOTEL and the completion of the PROJECT (hereinafter the "**Professional Team**"). For the sake of clarification, the CONSULTANT shall not have any responsibility for any consultant firm, including their availability, performance, fees or otherwise;

b. Periodic on-site inspections during construction and at the completion of the HOTEL.

2. Architecture

a. design direction to the architects in the development of the concept design and schematic plans for the HOTEL, including layout suggestions;

b. review of the concept design and final set of architectural plans and final specifications, including the making of suggestions on how to improve the plans.

3. Interior Design and FF&E

a. design direction to the interior designers on the interior design concept and functional layout of guest rooms, suites, corridors, public areas, restaurants, bars and other areas accessible to the public;

b. review of preliminary interior design concepts provided by the interior designers and guidance, if required, until approval of the preliminary presentation for interiors, including layout plans, elevations, materials and colour schemes;

c. design direction on FF&E items, including carpeting, furniture, draperies, fabrics etc;

d. review of working drawings for interiors and purchase specifications for FF&E;

e. review of the FF&E budget prepared by the OWNER.

4. Mechanical, electrical and plumbing (MEP) systems

a. review of systems design concept report and performance criteria for:

i. heating, ventilating and air conditioning;

ii. plumbing and drainage and sewage disposal;

iii. electrical power supply and distribution, general lighting, radio, public address and communication systems, CCTV, intruder alarms, intercom, access control and other security systems, television systems and fire alarm systems;

iv. elevators and escalators;

v. telephone system;

vi. hardware and keying, including electronic door locking systems, and miscellaneous services.

b. to provide Guidance to the OWNER's MEP CONSULTANTs according to TUI SUNEO Design Guide during the plan and development of all MEP systems.

c. review and approve of schematic system plans and performance specifications prepared by the OWNER's MEP CONSULTANTs, including review of the designs and performance criteria for lifts, elevators, hoists and escalators.

5. Kitchen and laundry equipment

a. guidance to the OWNER's consultants in the concept design for kitchens and laundry;

b. review of the layouts for equipment showing the locations and size of necessary MEP connections prepared by the OWNER's consultants;

c. review of the specifications for equipment shown on layout drawings prepared by the OWNER's consultants;

d. guidance to the OWNER's consultants with the analysis of bids with respect to specifications and comparative costs;

e. review of the design for kitchens and laundry and subsequent detailed "shop" drawings submitted by successful bidder.

6. Hotel Operating Equipment (HOE)

a. provide HOE schedules and specification sheets (excluding quantities and budgets);

b. submissions of details of any relevant global or regional HOE purchase agreements available to the CONSULTANT / its affiliates;

c. review of details HOE schedules provided by the OWNER'S procurement agent, including quantities, budgets and programs;

d. review OWNER's purchase requests for HOE;

e. review of any alternatives to approved HOE items following tender.

7. Lighting

a. guidance to the OWNER's lighting designer on the preliminary and final lighting in guest rooms and public areas;

b. review of electrical lighting plans and specifications as prepared by the OWNER's lighting designer.

8. I.T.

Guidance and coordination of all IT installations and equipment, always according to the TUI SUNEO standard manual.

ARTICLE III
INFRASTRUCTURE

The OWNER shall ensure that the PROJECT is provided with all necessary infrastructure (connection to public road system, electricity, telephone, fax, telex, water supply, drainage and sewage disposal, waste disposal) no later than three months before the planned opening (as per the management agreement).

ARTICLE IV
OPENING

1. Prior to opening, the CONSULTANT shall undertake the following in accordance with the timetable:

   a. prepare a detailed opening budget (management and pre-opening marketing), and;

   b. a detailed management budget for the first year of operation, which shall be based on the initial budget prepared by the OWNER;

   c. establish the internal organisation of the HOTEL;

   d. prepare procedures and job descriptions for the employees of the HOTEL;

   e. provide the OWNER with a proposed hotel manager for the HOTEL and appoint said person after OWNER has issued its approval. Approval may only be refused if significant grounds exist;

   f. select and employ and if necessary, train personnel;

   g. select suppliers, compare quotations, order and purchase goods;

   h. procure fuels and cleaning materials;

   i. arrange for design of employee uniforms, present design to the OWNER and procure the same after a joint decision has been reached;

   j. design and procure office materials with the exception of office machines and calculators, i.e. primarily stationery and forms;

   k. and generally, undertake all preparatory work and measures to ensure that the HOTEL can operate smoothly immediately upon opening.

The cash flow statement based on the opening budget shall be reviewed and updated by the CONSULTANT on a monthly basis.

2. All measures in connection with pre-opening and pre-opening marketing shall be included in a binding pre-opening budget.

3. Within this agreed pre-opening budget, the CONSULTANT may act at its discretion and may incur expenses in the name of and for the account of OWNER. For any transfer of

funds to the CONSULTANT for the pre-opening budget, the CONSULTANT shall account for such expenditure and provide proper documentation in the form of respective invoices and receipts.

4. The OWNER shall provide working capital according to the pre-opening budget jointly approved by the OWNER and the CONSULTANT.

5. The CONSULTANT shall assist OWNER to obtain insurance coverage through a mutually agreed reputable insurance company in all necessary insurance's related to the construction and pre-opening period, especially liability insurance, which will be concluded immediately upon signing of this Agreement for all such insurance coverage's, which are missing or insufficient.

ARTICLE V
MARKETING

1. Before opening, the CONSULTANT shall undertake the following independently:

   a. introduce the HOTEL into the market and to this end;

   b. use every opportunity to make it known, promote it and advertise it;

   c. arrange visits by journalists and employees of travel agencies and tour operators to the project location;

   d. offer the accommodation to the market via the CONSULTANT's travel agencies and tour operating partners;

   e. produce brochures, logos, photos, films, architectural drawings and other advertising material related to the project and the hotel location;

   f. address all relevant global markets.

2. All measures of the pre-opening and the pre-opening marketing shall be subject to the binding pre-opening budget.

   Within this agreed pre-opening budget, the CONSULTANT may act at its discretion and may incur expenses in the name of the OWNER in accordance with the outstanding timetable or expend funds provided to the CONSULTANT with documentation in the form of respective invoices and receipts.

ARTICLE VI
RESERVATION CONTRACTS

Based on the objectives of the Management Agreement concluded between the parties and well in time before opening, the CONSULTANT shall conclude reservation contracts with tour operators and travel agents subject to the terms and conditions as agreed with the OWNER and laid down in the first management budget.

ARTICLE VII
TRANSACTIONS REQUIRING PRIOR APPROVAL

1. The CONSULTANT shall not exceed the pre-opening budget, which specifies the pre-opening marketing activities, without the prior written approval of the OWNER.

2. Requested approval shall be imputed as given if the OWNER does not respond to a request submitted by the CONSULTANT within two weeks of receipt.

ARTICLE VIII
COSTS

1. Any and all liabilities entered by the CONSULTANT in exercising this Agreement and which have been approved either as part of the budget or in other written form shall be to the debt of the OWNER.

2. The CONSULTANT is not entitled to charge the OWNER for costs incurred in the deployment, work and travel of the CONSULTANT's employees in exercising this Agreement unless requested by the OWNER or its authorised agent to be present at times outside the specified scope.

3. All costs for future employees of the jointly planned HOTEL, selected, trained or appointed in the course of pre-opening, such as for example hotel manager, departmental heads and others shall be to the debt of OWNER in accordance with the pre-opening budget.

ARTICLE IX
FEES

1. For all consultancy services pursuant to this Agreement the CONSULTANT shall receive a lump sum fee of EURO 70,000 (in words: EURO Seventy Thousand), payable upon the following tranches:

   (a) EURO 40,000 upon signing of the Agreement;
   (b) EURO 20,000 within 12 months from the signing of the Agreement; and
   (c) EURO 10,000 upon opening of the HOTEL.

   Should the construction of the HOTEL and the Completion Date (as defined in the Management Agreement) delay, an extra monthly payment of EURO 5,000 (EURO five thousand) for each additional month in excess (until Completion Date) shall be affected by the OWNER to the CONSULTANT.

   This consultancy fee shall remain fixed irrespective of actual investment costs.

   For the avoidance of doubt, all fees deriving from the agreement shall be net of any VAT or other indirect taxes.

2. The aforementioned lump sum fee paid to the CONSULTANT shall only cover the CONSULTANT's own expenses and not fees for consultations by third parties in the event that the OWNER and the CONSULTANT deem such services to be necessary.

3. The payment shall compensate for all claims of the CONSULTANT against the OWNER as arising from this Agreement.

All payments to the CONSULTANT need to be done within 15 days after the invoice's issued.

4. The OWNER will be responsible for and will reimburse and indemnify the CONSULTANT for all taxes or similar charges (including, without limitation, penalties, interest, additions to tax and similar amounts), whether federal, state, local, foreign or otherwise, which are related to this Agreement or to payments made under this Agreement, including without limitation withholding taxes and stamp duties (collectively, "Taxes"). All payments due to the CONSULTANT under this Agreement shall be made free and clear of any Taxes. If the OWNER is required by law to make any deduction or withholding of Taxes from any payment due to the CONSULTANT under this Agreement, the OWNER will (i) timely and properly prepare and submit any necessary filings and remit such Taxes to the appropriate taxing authority; (ii) provide the CONSULTANT with governmental receipts evidencing OWNER's withholding and payment to the appropriate tax authorities in a timely manner and; (iii) increase each payment related to this Agreement to the extent necessary to ensure that the CONSULTANT actually receives the amount that the CONSULTANT would have received if such payment had not been subject to Taxes. For the avoidance of doubt, the OWNER is also responsible for preparing and submitting any stamp duty return related to this Agreement.

5. Within the term of this Agreement, and upon the OWNER´s approval – which will be given through approval process of pre-opening plan and budget – the CONSULTANT shall have the right to send pre-opening hotel specialists with technical expertise who will regularly visit or stay on site to perform the obligation of the CONSULTANT under this Agreement. Additional visits of the CONSULTANT experts in different field of hotel operation (such F&B, Finance and Controlling, Sales & Marketing, etc.) shall be allowed by OWNER if so deemed necessary by the CONSULTANT.

ARTICLE X
RESPONSIBILITY

1. The review by the CONSULTANT / its affiliates of the design and planning of any layouts or systems does not include any responsibility for structural, mechanical or electrical design loads or system component sizing as determined by the OWNER's architects, engineers, consultants, specialists or other members of the OWNER'S professional team.

2. The provision by the CONSULTANT of the aforementioned services and the review by the CONSULTANT of the PROJECT does not include any advice or any responsibility for project management services, the cost of the PROJECT, the time taken to complete the PROJECT or initiating any aspect of the design of the PROJECT for any disciplines within the professional team.

ARTICLE XI
TERM OF AGREEMENT

This Agreement comes into force on signing.

Should it become clear in the course of the implementation of the PROJECT that the PROJECT cannot be completed for reasons which neither the OWNER nor the CONSULTANT can be held responsible, this Agreement shall be terminated by mutual

agreement. In this case the CONSULTANT shall be entitled to receive or to keep the money received. The CONSULTANT shall not be entitled to claim any further fees or damages from the OWNER.

If the circumstances leading to the premature termination of this Agreement cease to exist, but not later than six months after such termination, the OWNER and the CONSULTANT shall jointly continue with the implementation of the PROJECT under this Agreement.

All fees and expenses by external, third party professionals are born by the OWNER.

The technical acceptance of the hotel will be carried out together with the CONSULTANT and takes place 3 months before opening date to start proper staff training. Further provisions in terms of acceptance / handover are set forth in the Management contract.

ARTICLE XII
LAW, ARBITRATION

This Agreement shall be governed by, and construed in accordance with Japan law.

1. If there is any dispute, claim or controversy arising from, related to or in connection with this Agreement, or the breach, termination or invalidity hereof (including, without limitation, disputes related to its formation or existence, its implementation, interpretation or application, the Parties' rights and obligations hereunder, its breach or termination or any matter which relates in any way to the interests of the Parties in relation to this Agreement), the Parties shall first attempt to resolve such dispute, claim or controversy through friendly consultations. If the dispute, claim or controversy is not resolved through friendly consultations within thirty (30) calendar days after a Party has delivered a written notice to the other Party requesting the commencement of consultation, then the dispute, claim or controversy shall be settled by arbitration, at the Japan Commercial Arbitration Association ("**JCAA**") , under the Commercial Arbitration Rules of the JCAA as in force on the date of this Agreement.

2. The place of the arbitration shall be Tokyo, Japan. The arbitration proceedings shall take place in the JCAA. The arbitration proceedings shall be conducted in the English language.

3. All legal documents shall be in the English language and all legal negotiations as arising from this provision shall be in the English language.

ARTICLE XIII
MISCELLANEOUS

1. Should one or several provisions of this Agreement be invalid for any reason whatsoever, this shall not affect the validity of this Agreement as a whole.

   Any invalid provisions shall be replaced by a valid provision, which is consistent with the economic intent of the original provision.

2. The mutual rights and obligations arising from this Agreement may only be transferred by a party to third parties with the prior consent of the other party. Consent may only be

refused for special reasons. The transfer of this Agreement by the CONSULTANT to one of its affiliates shall be exempt from the consent requirement.

3. All amendments and additions to this Agreement shall be made in writing.

4. All amounts mentioned in this Agreement shall be excluding value-added tax, if not provided otherwise herein.

Place: Hannover

Date: 22 September 2025

石井秀幸

Nihon Shintatsu Co., Ltd.

TUI
HOTEL BETRIEBSGESELLSCHAFT
Karl-Wiechert-Allee 23
30625 Hannover

TUI Hotel Betriebsgesellschaft mbH

Schedule A **TUI SUNEO Standards**

The MANAGER acknowledges that the OWNER shall take into account its existing development plans / approval, capacity, suitability and availability of resources when applying the TUI SUNEO Standards. Where certain requirements are not practicable due to authority-approved plan or commercially unsuitable, the OWNER shall not be obligated to comply strictly with such requirements.


Customer
International concept that is suitable for all with adult and family focused units.
Price
Affordable price tag in all destinations.
Food & Beverage
Live cooking stations with lots of variety for all ranges of customers.
Design
Modern and bright design in a range of 3- and 4-star hotels.
Entertainment
International team delivering light daytime program and supplier sourced evening entertainment.
Board Basis
All Inclusive board basis offered in all hotels (*except overland)

Capacity – Layout – Location ☐ Minimum 50 rooms ☐ Minimum 3 star to 4 star category ☐ Modern, contemporary style with functional public areas offering warm and cosy rooms (relating to **TUI Suneo Design Guide**) – with international lifestyle concept ☐ All guestrooms and public facilities have air condition with individual control ☐ Dedicated adults only and kids areas ☐ Supermarket/shop close to hotel ☐ Minimum six CGIs to be provided for all new builds and major renovations. To include a minimum of: bedroom, bathroom, main restaurant, reception, bar& pool area (where applicable) ☐ *Preferred:* 90min airport distance	
Guestrooms ☐ Room décor to be modern and warm, using colours and styles as detailed in the TUI SUNEO Overland Design Guide ☐ Minimum 25m²room size ☐ Balcony or terrace is optional but if available, they must be at a nominal height of 1.1m with no step up and gaps < 10cm ☐ Min. 2 spare electric sockets to be located near a mirror and bedside table. At least bedside sockets to feature USB ports* ☐ Apartments to have a kitchenette and kitchen utensils ☐ Min. 32" flat screen TV (min. 5 channels, 1 in German, Polish, English, Dutch and French). To include a movie channel, a sports channel, news channel and cartoon channel ☐ Sofa beds for dual purpose should be very comfortable to sleep on	

☐ All beds to have a thick white duvet with two comfortable pillows per guest and optional blankets (in room or on requests) ☐ Mattress to be replaced during major renovation in hotels older than 10 years ☐ Water in room on arrival if tap is not drinkable ☐ Housekeeping service a minimum of 5 times a week and linen to change a minimum of 2 times a week ☐ Handicapped rooms acc. to local requirements, wheelchair friendly, hand support rails, stool, ramps ☐ Interconnected rooms approx. 2-5% according to destination	
Guestroom Equipment & Floor areas ☐ All boxspring beds (with bedskirt) twin bedding with High Quality mattress incl. pad (min. 90x200cm approx. height 28cm incl. foam topper) or kingsize bedding with foam topper, bed height 65cm; dimensions may vary acc. to destination (min. 120x200cm for China) ☐ Additional reading light on each bedside ☐ Min. 2 pillows with different size (min. 60x80 /80x80cm) & softness per bed – for China accordingly more pillows - extra pillows on request ☐ Anti-allergic bedding equipment incl. mattress protector ☐ Linen with min. 300 thread count, all towels 100% cotton, min. 450gr, bathrobe 380gr ☐ Fire-resistant wastebin ☐ Full length mirror ☐ Wardrobe space partly with doors, hangars ☐ Separate built-in luggage rack and desk or work surface with proper seating ☐ Space for Tea & Coffee making facility tray with kettle with double socket, coffee mug (accordingly Asian Tea Mug) per person ☐ Minibar (min 40l) refreshed daily, additional space for complimentary water & rocks glasses & stemmed wine glasses per bed, for suites premium spirit selection with 0,35l bottles ☐ Digital safe (for 17inch laptop and integrated socket) on approx. 140cm height ☐ Hairdryer approx. 1.800W in a separate compartment (not wall-mounted) with adequate socket in washbasin area ☐ Min. 2 free sockets per person in washbasin area with free space for charging electric toothbrush etc. ☐ Doors & windows with sound insulation, min. 30min fire resistance & security latch as well as spyhole, all guestroom doors have self-closing device. If there are doors and windows, the opening extent must be less than 100mm and lockable ☐ Noise requirements, e.g. wall, glass/window noise transmission coefficient level, etc. ☐ Sound insulation of each partition wall of the room: ✓ Room partition wall: 55STC ✓ Pipe Duct wall: 52STC ✓ Corridor partition wall: 50STC ✓ Room glass window: 40STC ☐ Fan coil and fan requirements, door and bottom door noise strip requirements ✓ Air conditioning fan coil, low noise type, NC 30, NC 35, NC 40 relative to three speeds. ☐ Do not disturb/Privacy button and bell per guestroom ☐ Terrace/Balcony with chairs & table as per rooms occupancy, for all suites and swim-up rooms with additional sunbeds, wall-mounted towel rack ☐ Blackout curtains & stores for all bedrooms ☐ All non-smoking rooms and air-conditioned with individual control ☐ Bathroom for double rooms with shower (for Suites additional separate bathtub), rainshower head & handle, cosmetic mirror, fire-resistant hygienic wastebin with lid, soap dispensers in shower and washbasin, separate toilet with 2 flush buttons (incl. Bidet sprayer for toilet). 5-8 seconds delivery of hot water, the shower room drainage flow must be fast enough to prevent overflow ☐ Sufficient space for towels for washbasin/shower/bathtub, glasses in washbasin area	

☐ The shower glass room adopts laminated strong tempered glass to meet safety requirements ☐ USB socket on each bedside (USB-C and USB-A) ☐ LED HD TV with 43inch (16:9), hospitality mode, wall-mounted, Bluetooth connectivity, Connection to streaming services ☐ All Housekeeping rooms equipped with sufficient storage for trolleys, linen, turndown-service equipment, separate toilet, glass dishwasher, separate service office ☐ Laundry service within 24h ☐ The room is equipped with a buzzer fire detection alarm, and the alarm volume at the head of the bed is not less than 80DB	
Lobby Area & Services ☐ Rain-protected arrival area / main entrance area ☐ Reception desk area with min. 3 workstations if 150-200 rooms (additional workstations per every 50-100 rooms), Quiet Backoffice area of reception for proper reservation handling ☐ 24h Reception service (can be via phone during night time or entrance bell) ☐ Separate TUI Advisor desk area with a high desk and chairs ☐ Minimum 10sqm area to be reserved for TUI Reps ☐ Sufficient connections for several electronic cash and credit card providers at reception ☐ Information Display (wall-mounted screen min. 70inch) ☐ Adequate Luggage room near reception (lockable and only accessible for staff) ☐ All elevators must be equipped with braille ☐ Defibrillator near reception ☐ Cash point / ATM nearby ☐ Doctor facility / medical service available 24h ☐ All areas have dimmable lights ☐ Modern furniture according to TUI Suneo Design Guideline	
Food & Beverage ☐ 1 Buffet restaurant with separate front cooking stations, which can accommodate min. 60% of the hotel capacity and to be called WorldCuisine ☐ WorldCuisine shall have 4-6 stations: WorldFresca, WorldSteam*, WorldFlame, WorldPastery, WorldBake*, WorldBeverage(*-optional if <100 rooms) ☐ Bakery available in or close to Self Catering hotels ☐ Equipment needed: WorldCuisinebuffet and Live Cooking stations as per TUI SUNEO F&B manual ☐ Packed lunch from breakfast option (can be at extra charge) ☐ 1 local alcoholic drink included with dinner for HB+ guests ☐ Free tap water (minimum 1 jar) with meals depending on destination ☐ Min. 1 bar in the hotel called WorldBar, opening during the day and in the evening ☐ A la Carte restaurant optional, Called WorldMeze ☐ Menu on 14-day rotation, focus on local cuisine (for HB&AI) ☐ Optional pop up BBQ venue to be offered outside if fun terracing or sufficient outdoor sitting area is available. To be included in booked meal plan ☐ Food components with local touch and mainly locally sourced ☐ Buffet stations for cold items with cooling units / cooling tubs ☐ Beverage station ☐ Coffee/Tea station(s) for coffee and tea ☐ All Buffet and Cooking equipment must be in line with **HACCP standards** ☐ All food must be labelled according to the EU law 1169/2011 displaying food intolerance content and all meals to be accompanied by relevant food labels to indicate the country of origin, dish name and allergy advise as per TUI SUNEO F&B manual ☐ All F&B areas have dimmable lights	

Garden — Pools – Sauna ☐ Have a minimum one heated indoor or outdoor pool with relax area or in close proximity to local pool facilities (min. depth 120cm with clear markings) ☐ All poolside and sloping areas to be anti-slip and conform with the international Health & Safety guidelines ☐ Minimum one hot tub or whirlpool offered to guests free of charge ☐ Sauna (free of charge) with relax area ☐ Sun terrace with robust, comfortable sun-loungers and parasols 1:1 ratio, featuring comfortable chairs or sun-loungers to be located near the bar area, can be used as pop up BBQ restaurant in good weather ☐ Separate space for providing towels at each pool (pool towels min. 80x200cm) free of charge ☐ Showers and changing facilities at each pool ☐ Shaded Chill-out areas, hammocks etc. in and/or Pool area ☐ Shaded areas for sun lounges (min. 1 available sunbed per guest) at pool and, changing rooms, showers etc.; shaded area should extend to parts of a pool area ☐ Lockable storage area for pool activity equipment nearby ☐ All areas and floor meet according safety, gentle slope, anti-slippery floor ☐ All public toilets have nappy changing facilities, hand air dryers/paper towels, bins and soap ☐ Optional: Spa Treatment area for Massage & beauty min. 12sqm (number according to size of Spa and destination), incl. automated massage beds with heating option & face cradle, washbasin, lockable cupboards, shelves for towels ☐ Optional: Min. 1 Partner massage suite incl. shower, more for hotels focused only on couples& singles above 16 years, plus outdoor partner treatments ☐ Optional: Relax area ☐ Optional: Separate changing facilities for staff (lockers, toilet)	
Adults area ☐ One adults facility such as pool, whirlpool, sauna, spa, gym, a la carte restaurant, in-room breakfast service ☐ 1 adult facility offered with less than 100 rooms, in hotel over 100 room minimum 2 adults facilities need to be provided ☐ Daytime activities to be offered (sports, games, edutainment) and evening entertainment	
Entertainment ☐ Main Bar area with suitable area for live music entertainment (incl. technical connections) ☐ Local entertainment / professional shows min. 2x a week ☐ Beach Bar or other alternative location with suitable area for live music entertainment (incl. technical connections) ☐ Fixed or mobile sound & light Equipment / mobile stages for live act area ☐ Portable music equipment for activities ☐ Selection of board games ☐ Darts, boccia, table tennis for self-service	
Signage – Wayfinding – Branding ☐ Signage, Wayfinding and Branding material according to **TUI Suneo Branding & Design Guideline** ☐ Uniforms according to **TUI Suneo Guideline** for certain garments only (rest of uniform will be individually selected, high quality name badge with name imprint) ☐ Safety signage (escape routes, room signs, assembly points etc.) according to international standard ☐ According Classification signage is displayed at hotel entrance and in the Lobby	
IT-Equipment ☐ Server rooms and technical rooms with AC ☐ Overall public (300Mbit/s) and back of house areas (50Mbit/s) with full WIFI coverage	

☐ Background music system for mainly Reception, Restaurants, Bars with high-quality loudspeakers ☐ Digital Telephone (displaying room number & speed dialing buttons & voicemail) and TV system for all guestrooms (depending on destination: additional telephone in bathroom and public facilities ☐ Info Screens 75inch (*Welcome* Lounge and restaurant area) ☐ Channel Manager for online distribution ☐ Office 365 Admin ☐ GSM availability in whole hotel ☐ UPS for all electronic devices required for emergency ☐ *Preferred:* Self-service check-in machine at the front desk, robot welcome, delivery, park inspection	
Family & Kids & Services (family properties only) ☐ Minimum 1 kids facility (under 100 rooms), 2 kids facilities over 100 rooms ☐ Outdoor Playing grounds partly shaded according to destination with fence and kids-safe doors (equipment spaced 4m apart) ☐ Kids facility as non-supervised kids play room approx. 30sqm, preferably air-conditioned, toilets nearby (over 100 rooms) ☐ Separate Kids pool if property is over 100 rooms (30sqm, 35-60cm depth with clear markings) & optional Baby Pool (10sqm, 15-20cm depth with clear markings) – heatable – most of the pool area shaded ☐ Optional: Kids Buffet for Main Restaurant, depending on guest mix and share of small children below 8 years ☐ All kids facilities must comply with TUI Health & Safety guidelines	
Sustainability ☐ Any of Solar, Photovoltaic, Desalination, sewage treatment, grey water, wet waste treatment, cooling etc. should be part of the facilities ☐ All guestroom windows have an Air-condition interruption switch ☐ Promote the use of modular multi-heat source energy solutions to adapt to changes in occupancy rates ☐ Kitchen thermal equipment should be based on induction technology, waste heat recovery from kitchen equipment ☐ Kitchen exhaust gas meets the needs of low altitude emissions ☐ Waste separation & plastic reduction in public areas and guestrooms ☐ Waste, Energy, Water consumption tracking (according water and energy meters per building) ☐ Bream sustainable certification and within 18 months a valid sustainable GSCT certification after opening ☐ TUI Green Building Guideline and Sustainability Sourcing policy must be considered	
Health & Safety ☐ Proper fire prevention system for all hotel areas (min. smoke detector, alarm buttons, sirens, extinguishers, connected to central control panel, emergency lighting, signed escape routes in all public areas and escape route plan on each guestroom door) ☐ Fire / Emergency evacuation procedures clearly show the location of emergency exits, fire alarm boxes and pull stations, where applicable on the emergency exit plan per guestroom ☐ Spa area has acc. Emergency buttons for sauna area that is connected to Spa & Main reception ☐ All Safety instructions clearly indicated in all necessary public area and sauna/steam room ☐ All Materials / textile Materials are flame retardant ☐ Video Surveillance ☐ Ventilated staircases and storage rooms ☐ Sufficient illumination for all areas incl. outdoor areas ☐ Security gate and office	

☐ Digital transponder doorlock system for guestroom and preferably all back of house doors ☐ Camera surveillance according to local needs ☐ Guestroom and public area safety guidelines according to **TUI / ABTA Guide** ☐ TUI Health & Safety Audits ☐ Min.1 Defibrillator at the reception ☐ Bumper guards, door protection in back of house kitchen and delivery areas ☐ *Preferred*: Medical Service available 24h or Doctor hours	
Parking ☐ Sufficient parking facilities for guests and staff must be provided according to local requirements (incl. space for bus parking) ☐ A minimum of 2 truck parking space provision at the receiving platform	
Staff Rooms ☐ According to local requirements local staff rooms shall be provided ☐ Various categories for DH, Supervisors and staff	

Overview Minimum Net Square Meters (based on 150 rooms non all incl.)	
☐ Doubleroom for 2	25-30 plus balcony/terrace
☐ Doubleroom for 3	27-32 plus balcony/terrace
☐ Family room (only family hotels)	35-45 plus balcony/terrace
☐ Juniorsuite	35-45 plus balcony/terrace
☐ Suite	40-50 plus balcony/terrace
☐ Lobby area	220
☐ Reception area	50
☐ Luggage room	15
☐ Backoffice	22
☐ FOM office area	8
☐ Secretary office optional	8
☐ Controlling /Purchasing	14
☐ Admin (GM/HR)	26
☐ HK/F&B/Spa offices	22
☐ Revenue Mgr	14
☐ Staff meeting room	18
☐ Meeting rooms (conn. & kitchen conn.)	50
☐ Boardrooms (connectable) – each	25
☐ Storage meeting area	20
☐ Foyer	45
☐ Main Restaurant indoor	300
☐ Buffet Area	130
☐ Frontcooking functional area	40
☐ Restaurant terrace outdoor	250
☐ A la carte Restaurant in-&outdoor	200
☐ BoH a la carte (kitchen and service	100
☐ Bar area (Poolbar / Main Bar)	180
☐ Bar functional area	50
☐ Main production kitchen incl pastry	130
☐ Stewarding	50
☐ Wet waste with AC	35
☐ Food storage (cooling/freezer)	50
☐ F&B storage (dry, nonfood, bev, china)	100
☐ Hazard goods	10
☐ Storage furniture	30
☐ Engineer Storage materials/spare parts	50
☐ Engineer Workshop	25
☐ Engineer office	8
☐ Chef office in kitchen area	8
☐ Linen Storage dirty	35
☐ Linen Storage fresh	35
☐ HK internal storage	10
☐ Internal washing	10
☐ Storage other HK goods	15
☐ Uniforms	15
☐ Cleaning utensils	15
☐ Storage FO / Ctrl	30
☐ Staff canteen	30
☐ Security office	8
☐ Bike storage (Mountainbike for guests)	40
☐ Spa sauna area	150
☐ Spa entrance area, toilets, staff change	70
☐ Treatments rooms each	13
☐ Relax area	130
☐ Storage Spa	15
☐ Spa terrace outdoor	120
☐ Indoor pool optional	120